Exhibit 10.1

January 14, 2022

Christopher Suh

VIA EMAIL

Dear Chris,

At Electronic Arts (“EA”), we exist to inspire the world to play. I’m thrilled to invite you to be part of a global team of pioneers who create amazing experiences every day for over 500 million people around the world. I am pleased to offer you a regular full-time position with Electronic Arts Inc. (the “Company”), on the terms and conditions below.

Position

Effective as of a date mutually agreed, but no later than April 3, 2022 (“Start Date”), you will be employed by the Company and will serve as Executive Vice President and Chief Financial Officer of the Company. You will report to Andrew Wilson, Chief Executive Officer and Chairman of the Company, and will be based out of EA’s Redwood Shores, California office.

Base Salary

Your annual base salary will be $700,000, and will be paid, less applicable taxes and withholdings, in accordance with the Company’s normal payroll cycle.

Annual Discretionary Cash Bonus

You will be eligible to participate in our annual discretionary cash bonus program beginning in fiscal year 2023. Your annual discretionary bonus target will be 100% of your annual base salary. For fiscal year 2023, funding of your annual cash bonus award will be based 60% on Company financial performance, and 40% on Company business performance, in each case based on pre-established goals approved by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”). Your actual bonus award, if earned, will also be based on your individual performance. Bonus payouts are delivered in June following the performance period if bonuses are earned. The bonus performance period aligns with EA’s fiscal year, which begins on or around the 1st of April, and ends on or around the 31st of March of the following year. You must be actively employed by EA at the time bonuses are paid out to receive a bonus payment. The Company may amend or terminate the bonus program at any time.

New Hire Compensation

EA will provide you with the following compensation, which is intended to mitigate the estimated value of compensation, including your annual bonus and unvested equity awards, that you will forfeit upon leaving your current employer, as well as an inducement to accept employment with EA.

Sign-On Bonus

EA will pay you a one-time sign-on bonus of $4,000,000, less applicable taxes and withholdings (“Sign-On Bonus”), within thirty (30) days following the Start Date. If you voluntarily leave your employment with EA prior to the one-year anniversary of the Start Date, you agree to repay to EA the full gross amount of the Sign-On Bonus as the Sign-On Bonus will not have been earned. If you voluntarily leave your employment with EA on or after the one-year anniversary of the Start Date and prior to the second anniversary of the Start Date, you agree to pay EA an amount equal to a pro-rata portion (days remaining in the two-year period/730 days) of the gross Sign-On Bonus, with the balance of the Sign-On Bonus being earned. You agree to repay to EA any amounts owed as described above within 30 days of your last day of employment with EA.

New Hire Equity Award

We will recommend that the Compensation Committee approve the grant of a one-time new hire equity award (the “New Hire Grant”), which will consist of (1) restricted stock units (“RSUs”) with a grant date value of $3,000,000, and (2) performance-based restricted stock units (“PRSUs”) with a target grant date value of $3,000,000. The number of RSUs and PRSUs granted to you will be calculated by dividing the RSU grant date value and target PRSU grant date value by the closing price of EA’s common stock on the grant date and rounding down to the nearest whole share. We expect that the New Hire Grant will be granted to you on the first regularly scheduled grant date after the Start Date; however, the grant date could be later depending on a variety of factors. The New Hire Grant will be granted under, and subject to the terms and conditions of the Company’s 2019 Equity Incentive Plan (the “Equity Plan”) and the applicable award agreements for the RSUs and PRSUs. You must be actively employed by the Company on the grant date in order to be eligible to receive the New Hire Grant.

RSUs

Subject to your continued employment with the Company on the applicable vest dates, one-third (1/3) of the RSUs will vest on the first anniversary of the grant date and one-sixth (1/6) of the RSUs will vest every six months thereafter, until the RSUs are fully vested. The actual terms of the RSUs will be governed by the Equity Plan and the applicable RSU award agreement.

PRSUs

The PRSUs will be subject to vesting terms, which are expected to be substantially similar to the structure of the performance-based restricted stock unit awards granted in June 2021 to EA’s named executive officers. The actual terms of the PRSUs will be governed by the Equity Plan and the applicable PRSU award agreement.

Change in Control Severance Plan

As an Executive Vice President of the Company, you will be eligible to participate in the Company’s Amended and Restated Change in Control Severance Plan (the “CIC Plan”) as a “Tier 2 Participant,” and as a “Specified Employee” (as set forth in Schedule A of the CIC Plan). A copy of the CIC Plan is publicly filed with the Securities and Exchange Commission and has been provided separately for your review.

Benefits and Paid Time Off

You will be eligible to participate in employee benefit plans, programs and arrangements generally available to our U.S. employees and similarly-situated senior executives of the Company from time to time. The Company reserves the right to review, amend and/or terminate its benefits plans, programs and arrangements from time to time in accordance with their terms.

Relocation Assistance

To assist you and your family with relocation to the San Francisco Bay Area, EA will provide you with relocation assistance.

Employment Status

Nothing contained in this offer letter is intended to create a contract of employment for any specific duration. Your employment with the Company is at will and can be terminated with or without cause and with or without notice at any time by either you or the Company. Your at-will employment status can only be changed with express approval of the Company’s Chief People Officer or his or her designee.

Offer Contingencies

This offer is contingent upon you providing us with proof that you have the legal right to work in the United States. This will be handled as part of your new hire orientation process.

Background and reference checks are required and are currently in process. This offer is contingent on satisfactory results from these checks. This means that if the results of these checks are not acceptable to EA, this may result in withdrawal of the offer or termination of employment as permitted by law. EA uses a third-party vendor to conduct background checks.

This offer is also contingent upon you signing Electronic Arts’ Confidential Information and Inventions Assignment Agreement (CIIAA), a copy of which has been provided separately.

Accepting your offer

If you would like to accept this offer, please sign below and submit all pages of the original offer letter. You’ll be given a digital copy of the signed offer letter once you have submitted it back to EA.

This offer letter, including any referenced documents, forms the entire agreement between you and the Company and replaces all prior communications on matters related to employment at EA.

This offer of employment is valid for seven days from when you receive it. If you have not accepted by this date, we will regretfully assume that you have declined the offer.

Sincerely,

/s/ Andrew Wilson

Andrew Wilson

Chief Executive Officer and Chairman

Electronic Arts Inc.

Accepted by:

/s/ Chris Suh

Christopher Suh

January 21, 2022

Date

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